Exhibit 10.7

EXECUTION VERSION

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Easton-Bell Sports, Inc. (the “Company”) and Chris Zimmerman (the “Executive”), as of the 1st day of March, 2010 (the “Effective Date”).

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers, and the Executive hereby accepts, employment.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for an initial term of three (3) years (the “Initial Term”), commencing as of the Effective Date, and shall automatically renew thereafter for successive terms of one year each. The term of this Agreement, as from time to time renewed, is hereafter referred to as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) Commencing on March 1, 2010, the Executive shall serve the Company as its President of Easton Sports, Inc. (“Easton Sports”). In addition, and without any further compensation, the Executive shall serve as a director of one or more of the Company’s Immediate Affiliates (as defined in Section 13 hereof). The Executive shall report to the Chief Executive Officer of the Company (the “CEO”).

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. He shall have the duties, responsibilities and authority of President of Easton Sports and such other duties, responsibilities and authority, reasonably consistent with that position, with respect to the business operations of the Company and its Immediate Affiliates, as may be assigned by the CEO or the Board of the Directors of the Company (the “Board”) or a committee thereof from time to time.

(c) Subject to business travel as necessary or desirable for the performance of the Executive’s duties and responsibilities hereunder, the Executive’s primary worksite during the term hereof shall be at the location of the Company’s offices in Van Nuys, California as of the Effective Date (the “Van Nuys Location”) or such other site as the Company may select from time to time, provided such site is no more than thirty-five (35) miles from the Van Nuys Location unless the Executive has expressly consented in writing thereto.

(d) During the term hereof, the Executive shall devote his full business time and best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and its Immediate Affiliates and to the discharge of his duties and responsibilities hereunder. During the term of this Agreement, the Executive may engage in passive management of his personal investments and in such community and charitable activities as do not individually or in the aggregate give rise to a conflict of interest or otherwise interfere with his performance of his duties and responsibilities hereunder. It is agreed that the Executive shall not accept membership on a board of directors or other governing board of any Person (as defined in Section 13 hereof), other than the board of directors of Ritchie Bros. Auctioneers Incorporated (on which the Executive currently serves), without the prior approval of the Board or its authorized representative. It also is agreed that if the Board subsequently determines, and gives notice to the Executive, that any such membership, previously approved, is materially inconsistent with the Executive’s obligations under Section 7, Section 8 or Section 9 of this Agreement or gives rise to a material conflict of interest, other than the Executive’s membership on the board of directors of Ritchie Bros. Auctioneers Incorporated, the Executive shall cease such activity promptly following notice from the Company.

4. Compensation and Benefits. As compensation for all services performed by the Executive under and during the term hereof and subject to performance of the Executive’s duties and of the obligations of the Executive to the Company and its Affiliates, pursuant to this Agreement or otherwise:

(a) Base Salary.

(i) Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of Four Hundred Fifty Thousand Dollars ($450,000.00) per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the compensation committee of the Board and to increase, but not decrease, in the discretion of such committee or the Board. The Executive’s base salary, as from time to time increased, is hereafter referred to as the “Base Salary.”

(ii) In connection with the Executive’s relocation to the greater Los Angeles area, the Company shall provide the Executive a housing allowance in an amount of Eight Thousand Dollars ($8,000.00) per month, grossed up for the federal, state and local (if applicable) income and employment tax liability resulting to the Executive (the “Housing Allowance”). The Company will continue to provide the Executive the Housing Allowance, payable monthly with the Base Salary, while his employment continues under this Agreement, until March 1, 2013. In the event that the Executive’s employment hereunder terminates prior to March 1, 2013, the Housing Allowance will be provided to the Executive in accordance with the applicable provision of Section 5 hereof and the following: In the event that the Executive’s employment hereunder is terminated by the Company other than for Cause or is terminated by the Executive for Good Reason prior to March 1,2013, the Housing Allowance will be continued, as Post-Employment Compensation (as defined in Section 5(h) hereof), subject to the conditions set forth in said Section 5(h), payable on a monthly basis until the expiration of twelve (12) months following the Date of Termination (as defined in Section 5(a) hereof) or until March 1, 2013, whichever occurs first. In the event of termination of the Executive’s employment pursuant to Section 5(a) hereof (as a result of death), the Housing Allowance will be payable monthly to the

Executive’s estate until the expiration of twelve (12) months following the Date of Termination or until March 1, 2013, whichever occurs first. In the event that the Executive’s employment hereunder is terminated by the Company pursuant to Section 5(b) hereof, the Housing Allowance will be continued, as Post-Employment Compensation (as defined in Section 5(h) hereof), subject to the conditions set forth in said Section 5(h), payable on a monthly basis until the expiration of twelve (12) months following the Date of Termination, until the Executive commences new employment or until March 1, 2013, whichever occurs first. In the event that the Executive’s employment terminates other than in accordance with Section 5(a), Section 5(b), Section 5(d), Section 5(e) or Section 5(g) of this Agreement, the Housing Allowance shall cease on the Date of Termination. The Company will review and adjust the Housing Allowance at reasonable intervals during the term hereof and. following the final payment hereunder to true up for federal, state and local (if any) income and employment taxes imposed on the Executive as a result of the Housing Allowance paid hereunder; the Executive agrees that he will cooperate by providing such information and supporting documentation as the Company may reasonably request in connection with any such review; the Company will provide the Executive a copy of the results of each such review and supporting calculations; and the Company and the Executive each agrees to pay promptly such amount, if any, determined by any Company review to be owed to the other party. The true up payment to be made by the Company to the Executive hereunder shall be made by no later than the end of the Executive’s taxable year immediately following the taxable year in which the Executive remits the related taxes.

(b) Bonus Compensation. For each fiscal year completed during the term hereof, the Executive shall, have the opportunity to earn an annual bonus (“Annual Bonus”) under the executive incentive plan then applicable to the Company’s executives, as in effect from time to time, based on target objectives determined by the Board or a designated committee thereof after consultation with the Executive; provided, however, that the target objectives for the Executive for fiscal year 2010 shall be weighted as follows: (i) 60% to EBITDA targets (80% related to EBITDA of Easton Sports and 20% related to EBITDA of the Company) and (ii) 40% to the achievement of no more than three (3) personal goals that are mutually agreed upon by the Executive and the CEO. The Company will promptly deliver to the Executive a copy of the bonus plan for fiscal year 2010 upon final completion. The Executive’s target bonus under the executive incentive plan shall be Seventy-Five Percent (75%) of the Base Salary, with a potential for the Annual Bonus to exceed target if the EBITDA targets are exceeded. The actual amount of each Annual Bonus shall be as determined by the Board or its designated committee. In fiscal year 2010, the Executive will be eligible to earn an Annual Bonus as if employed from January 1, 2010, provided he commences employment hereunder on or before March 1, 2010. If he commences employment hereunder after March 1, 2010, any Annual Bonus earned shall be prorated from the date his employment commences. Any Annual Bonus due to the Executive hereunder will be payable not later than two and one-half months following the close of the fiscal year for which the bonus was earned or as soon as administratively practicable thereafter, within the meaning of Section 409A of the Internal Revenue Code and the regulations promulgated thereunder, each as amended (“Section 409A”), Except as otherwise provided in Section 5 hereof, the Executive must be employed on the last day of a fiscal year in order to be eligible to earn an Annual Bonus for that fiscal year.

(c) Equity Participation. As promptly as reasonably practical following the Effective Date, the Executive will be granted an award of 6,885,671 Class B Common Units (the “Units”) of Easton-Bell Sports, LLC (the “Parent”) under the Easton-Bell Sports, LLC 2006 Equity Incentive Plan, as amended from time to time (the “Plan”), which will provide a targeted value of $4 million if the Easton-Bell EBITDA (as defined in the LLC Agreement) is at least $130 million by the end of fiscal year 2012. Such award shall be subject to (i) the terms of the agreement captioned “Easton-Bell Sports, LLC Class B Common Unit Certificate,” substantially in the form provided to the Executive and initialed by the parties for identification (the “Unit Certificate”), which the Executive must execute in order to receive the award, (ii) the terms of the Plan, and (iii) the terms of the Easton-Bell Sports, LLC Fifth Amended and Restated Limited Liability Company Agreement, dated as of December 3, 2009, as amended from time to time (the “LLC Agreement”). Notwithstanding anything herein to the contrary, the Unit Certificate will reflect that such Units (A) are Qualifying Class B Common Units (as defined in the LLC Agreement) and (B) have a Distribution Threshold (as defined in the LLC Agreement) equal to $0.00 per Unit. Any further equity awards granted to the Executive thereunder shall be at the discretion of the Board of Managers of the Parent.

(d) Employee Benefit Plans. Beginning on the first day of the month following the Executive’s first thirty (30) days of employment and continuing during the term hereof, the Executive shall be entitled to participate in all “Employee Benefit Plans,” as that term is defined in Section 3(3) of ERISA, including both health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, except to the extent any of the Employee Benefit Plans is duplicative of a benefit otherwise provided to the Executive under this Agreement; provided, however, that the Company will reimburse the Executive for the cost of private medical insurance currently in effect for the Executive and his dependents during the Executive’s first thirty (30) days of employment. The Executive’s participation shall be subject to the terms of the applicable Employee Benefit Plan documents and generally applicable Company policies. If the Executive enrolls in the Company’s medical and dental health insurance plans, concurrently therewith the Executive shall automatically be enrolled in the Company’s executive medical benefits reimbursement plan, it being understood that the Executive cannot enroll in the Company’s executive medical benefits reimbursement plan without enrolling in the Company’s medical and dental health insurance plans.

(e) Car Allowance. During the term hereof, the Company shall provide the Executive a non-accountable expense allowance for an automobile and its expenses in the amount of One Thousand Five Hundred Dollars ($1,500.00) per month (which amount shall be subject to federal, state and local (if any) income and employment taxes).

(f) Vacations. During the term hereof, the Executive will be entitled to four (4) weeks of vacation per year, to be taken at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company and with the approval of the Board or a committee thereof. Regular vacation shall begin to accrue after the Executive’s first thirty (30) days of employment and vacation shall otherwise be governed by the policies of the Company, as in effect from time to time.

(g) Business Expenses. The Company will pay or reimburse the Executive within 30 days of the Company’s receipt of a reasonably detailed expense report for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses set by the Board, to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company from time to time. Any such reimbursements shall be paid no later than December 31 of the year following the year in which the expense was incurred.

(h) Relocation and Temporary Housing and Travel Expenses.

(i) (A) The Company will reimburse the reasonable relocation expenses incurred by the Executive in relocating to the greater Los Angeles area, subject to the terms and conditions of the Company’s relocation and expense reimbursement policies, as in effect at the time such expenses are incurred. Covered relocation expenses include packing, moving and limited unpacking of household goods, certain costs and expenses associated with a home purchase as specified in applicable Company policy (provided, however, that reimbursement for customary buyers’ costs for a home purchase shall (x) be limited to Twenty Five Thousand Dollars ($25,000), (y) only be payable if the Executive purchases a home within the greater Los Angeles area and (z) not include points paid to buy down the mortgage interest rate on the Executive’s new home) and certain other related expenses associated with relocation of one (1) household and up to two (2) vehicles from the Executive’s current primary residence to a new residence in the greater Los Angeles area. (B) The Company will reimburse the Executive for reasonable out-of-pocket commissions to real estate brokers and seller’s costs legally required to be paid by sellers incurred in connection with the sale of the Executive’s primary residence in New Hampshire in an amount not to exceed Seventy Five Thousand Dollars ($75,000). In the event that the Executive realizes a loss on the sale of his primary residence (equal for purposes hereof to the amount by which the original purchase price for the residence plus the cost of improvements thereto exceeds the amount for which he sells his primary residence (the “Loss”)) and provides written notice of the Loss to the Company, the Company will reimburse the Executive for the Loss in an amount not to exceed One Hundred Thousand Dollars ($ 100,000), provided the Executive is still actively employed by the Company at the time such Loss is incurred. (C) In the event that the Executive leases a residence on an extended basis, the Company will reimburse the first and last month advance of rent and any security deposit that may be required by the terms of the lease. The Company shall receive due reimbursement of the security deposit at the end of the lease or when the security deposit is returned to the Executive. (D) The Company shall not be required to make any reimbursements under this Section 4(h)(i) for relocation expenses incurred by the Executive after March 1, 2012.

(ii) The Company will reimburse reasonable expenses (in the Company’s discretion) incurred by the Executive for temporary housing and travel to and from his current home from the Effective Date through the earlier of (A) the date the Executive has relocated his home and family to the greater Los Angeles area and (B) the date which is six (6) months following the Effective Date. The Company also will reimburse the expenses incurred by the Executive for a reasonable number of house-hunting trips for himself and his family, with any trips in excess of three (3) requiring prior approval, to be provided at the discretion of the CEO. The Company will reimburse the Executive for expenses or other amounts pursuant to Section 4(h)(i) and for expenses pursuant to this Section 4(h)(ii), in each instance, within thirty (30) days of the Company’s receipt of a reasonably detailed expense report or other relevant documentation, in accordance with Section 4(h)(i) or Section 4(h)(iii), as applicable.

(iii) Any reimbursements pursuant to Section 4(h)(i) or Section 4(h)(ii) shall be subject to such reasonable substantiation, documentation and submission deadlines as may be specified by the Company. Any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, subject to compliance with all requirements of Section 409A. Except as contemplated by Section 4(h)(iv) and 4(h)(v), the Company will make a gross-up payment to the Executive for federal, state and local (if any) income and employment taxes imposed on the Executive as a result of the reimbursement of relocation costs and expenses contemplated by this Section 4(h).

(iv) In addition to reimbursement of relocation expenses set forth above, the Company will pay the Executive a moving incidentals allowance in the gross amount of Seventy Five Thousand Dollars ($75,000) (the equivalent of two (2) months’ Base Salary) within 30 days after the Executive commences his employment hereunder, which amount shall be subject to federal, state and local (if any) income and employment taxes.

(v) If the Executive is terminated without Cause (as defined in Section 5(c) hereof) or for Good Reason (as defined in Section 5(e) hereof), the Company will pay the Executive Seventy Five Thousand Dollars ($75,000) for expenses incurred by the Executive in relocating from the greater Los Angeles area, which amount shall be subject to federal, state and local (if any) income and employment taxes. The Company will pay the Executive such amount within thirty (30) days after the date of either such termination.

(i) Reimbursement of Legal Fees. The Company will reimburse the Executive’s legal fees and expenses incurred in the negotiation of the terms and conditions of his employment with the Company under this Agreement, to a maximum total reimbursement of Fifteen Thousand Dollars ($15,000). The Company will reimburse the Executive for such legal fees and expenses within thirty (30) days of its receipt of a reasonably detailed invoice from the Executive’s counsel.

(j) Directors & Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same coverage under any directors and officers (“D&O”) liability insurance which the Company elects to maintain as it provides to its other executives and, after the termination of his employment hereunder, the same rights of indemnification and contribution, and the same coverage under any D&O liability insurance it elects to maintain, as its other former executives. The Company shall be under no obligation hereunder, however, to maintain any D&O liability insurance.

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 2 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, promptly following the date of termination of the Executive’s employment with the Company (hereafter, the “Date of Termination”), the Company shall pay promptly to his estate the Final Compensation (as defined in Section 13 hereof). In addition to Final Compensation: (A) Subject to the Board’s discretion as provided in Section 4(b) hereof, the Company will pay to the Executive’s estate an Annual Bonus for the fiscal year in which the Date of Termination occurs, determined by multiplying the Annual Bonus, if any, the Executive would have received had he continued employment through the last day of that fiscal year by a fraction, the numerator of which is the number of days he was employed during the fiscal year, through the Date of Termination, and the denominator of which is 365 (a “Final Pro-Rated Bonus”). Such Final Pro-Rated Bonus will be (i) based on an assumed bonus of no less than (x) if the Date of Termination occurs prior to the date the Executive receives his bonus for fiscal year 2010, Seventy-Five Percent (75%) of Base Salary for fiscal year 2010 and (y) if the Date of Termination occurs thereafter, the Annual Bonus received by the Executive (if any) for the fiscal year preceding the fiscal year in which the Date of Termination occurs and (ii) payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan. (B) The Company will pay the full premium cost of health and dental plan coverage for each of Executive’s qualified beneficiaries for eighteen (18) months from the Date of Termination or until the date the qualified beneficiary ceases to be eligible for coverage continuation under the federal law commonly known as “COBRA,” whichever is less; provided, however, that in order to be eligible for the Company’s payments hereunder the qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. (C) The Company will pay the Executive’s estate on a monthly basis until the expiration of twelve (12) months following the Date of Termination or until March 1, 2013, whichever is earlier, any Housing Allowance due to it in accordance with Section 4(a)(ii) hereof.

(b) Disability.

(i) The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation (exclusive of the leave of absence provided hereunder), for one hundred and eighty (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the following: (A) The Company will pay the Executive a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof). (B) The Company will pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries for eighteen (18) months following the Date of Termination or until the date the Executive and his qualified beneficiaries cease to be eligible for coverage continuation under COBRA, whichever is less; provided, however, that in order to be eligible for the Company’s premium payments hereunder the Executive and each qualified beneficiary must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. (C) If the Executive fails to satisfy the requirements to participate in the Company’s long-term disability insurance plan, the Company will continue to pay the Executive the Base Salary from the Date of Termination until the expiration of six (6) months thereafter or, if earlier, until the date the Executive recovers sufficiently from his illness or injury to resume work on a substantially full-time basis (the “Recovery Date”), with payments commencing on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof), but with the first payment retroactive to the day immediately following the Date of Termination. (D) The Company will pay to the Executive any Housing Allowance due to him in accordance with Section 4(a)(ii) and this clause (D), which Housing Allowance will be payable on a monthly basis (x) until the expiration of twelve (12) months following the Date of Termination, (y) until the date the Executive commences new employment, or (z) until March 1,2013, whichever occurs first, with payments commencing on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof), but with the first payment retroactive to the month immediately following the month in which the Date of Termination occurred.

(ii) The Board may designate another employee to act in the Executive’s place during any period of the Executive’s disability.

Notwithstanding any such designation, the Executive shall continue to receive compensation and benefits in accordance with Sections 4(a) through 4(e) of this Agreement, subject to the terms and conditions of any plans, policies, agreements and other documents to which reference is made therein (collectively, the “Plan Documents”), while his disability continues until the Executive becomes eligible for disability income benefits under any disability plan in which he is a participant as a result of his employment with the Company or until he recovers sufficiently to resume his duties and responsibilities hereunder (provided he does so within the aforesaid one hundred and eighty (180) days or such longer period as the Board in its discretion may provide) or until the termination of his employment, whichever shall first occur. If, while his employment hereunder continues, the Executive is receiving disability income benefits under any such disability plan, the Executive shall not be eligible to receive the Base Salary, but shall continue to be eligible for payments and benefits in accordance with Sections 4(b) through 4(e) of this Agreement, subject to the terms and conditions of the Plan Documents, until the earlier to occur of his recovery or the termination of his employment under this Agreement.

(iii) If any question shall arise as to whether during any period the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of his duties and responsibilities hereunder, the Executive may, and at the request of the Company shall, submit to a medical examination by a physician selected by the Company to whom the Executive or his duly appointed guardian, if any, has no reasonable objection to determine whether the Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) Executive’s indictment, charge or conviction of, or plea of nolo contendere to, (A) a felony or (B) any other crime involving fraud or material financial dishonesty or (C) any other crime involving moral turpitude that might be reasonably expected to, or does, materially adversely affect the Company or any of its Affiliates, whether that effect is to economics, to reputation or otherwise; (ii) Executive’s gross negligence or willful misconduct with regard to the Company or any of its Affiliates, including but not limited to its Immediate Affiliates, which has a material adverse impact on Company or its Affiliates, whether economic or to reputation or otherwise; (iii) Executive’s refusal or willful failure to substantially perform his duties or to follow a material lawful written directive of the Board or its designee within the scope of the Executive’s duties hereunder which in either case remains uncured or continues after twenty (20) days’ written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; (iv) Executive’s theft, fraud or any material act of financial dishonesty related to the Company or any of its Affiliates; (v) the failure by the Executive to disclose any legal impediments to his employment by the Company or his breach of any of his obligations to a former employer in connection with his employment by the Company (e.g., his disclosure or use of proprietary confidential information of a former employer on behalf of the Company without such former employer’s consent); provided that Executive has been provided with written notification of any of the foregoing and has been given five (5) days to present any mitigating, corrective or clarifying information to the Board; (vi) the Executive’s breach or violation of those provisions of this Agreement setting forth the Executive’s obligations with respect to confidentiality, non-competition and non-solicitation; or (vii) the Executive’s breach of any other material provision of this Agreement unless corrected by the Executive within twenty (20) days of the Company’s written notification to the Executive of such breach. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement other than provision of Final Compensation. Any equity in the Parent held by the Executive on the Date of Termination shall be governed by the terms of the LLC Agreement, the applicable equity incentive plan and any applicable unit certification, agreements and other requirements.

(d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon notice to the Executive. In the event of such termination and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, as compensation for his satisfying those conditions, shall be entitled to the following:

(i) The Company shall pay the Executive a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time annual bonuses are paid to Company executives generally under its executive incentive plan or, if later, on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof).

(ii) The Company shall pay the Executive compensation for the period of eighteen (18) months following the Date of Termination, at the rate of one-twelfth of the Base Salary per month, commencing on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof), but with the first payment being retroactive to the day immediately following the Date of Termination.

(iii) The Company shall pay the full premium cost of health and dental plan coverage for Executive and his qualified beneficiaries until the earliest to occur of (A) the expiration of eighteen (18) months following the Date of Termination, (B) the date the Executive becomes eligible for participation in health and dental plans of another employer or (C) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA.

(iv) The Company shall pay to the Executive any Housing Allowance due to him in accordance with Section 4(a)(ii) hereof and this clause (iv), which Housing Allowance will be payable on a monthly basis until the expiration of twelve (12) months following the Date of Termination or until March 1, 2013, whichever occurs first, with the first payment being made on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof), but with the first payment being retroactive to the month immediately following the month in which the Date of Termination occurred.

(e) By the Executive for Good Reason.

(i) The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than thirty (30) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition.

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (A) the material breach of this Agreement by the Company; (B) a material diminution of the Executive’s title as President of Easton Sports or of any of the Executive’s significant duties, authority or responsibilities; (C) any reduction in or failure to pay the Base Salary; or (D) any relocation of the Executive’s primary worksite to a site that is more than thirty-five (35) miles from the Van Nuys Location.

(iii) In the event of termination in accordance with this Section 5(e), and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Company shall provide the Executive the same bonus, compensation, premium payments and if applicable, Housing Allowance, he would have received under clauses (i), (ii), (iii) and (iv) of Section 5(d) had his employment been terminated by the Company other than for Cause.

(f) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon sixty (60) days’ notice to the Company. In the event of termination of the Executive pursuant to this Section 5(f), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial sixty (60) days of the notice period (or for any remaining portion thereof). The Company’s only other obligation to the Executive hereunder shall be for Final Compensation, if any. Any equity in the Parent held by the Executive on the

Date of Termination shall be governed by the terms of the LLC Agreement, the applicable equity incentive plan and any applicable unit certification, agreements and other requirements.

(g) Termination Following a Change of Control. In the event that there occurs a Change of Control, as defined in Section 13(b) below, and during the period commencing on the day immediately following the occurrence of a Change of Control and ending twenty-four (24) months thereafter the Company terminates the Executive’s employment hereunder other than for Cause in accordance with Section 5(d) or the Executive terminates his employment hereunder for Good Reason in accordance with Section 5(e) and provided that the Executive satisfies in full all of the conditions set forth in Section 5(h) hereof, then, in addition to Final Compensation, the Executive, in lieu of any payment for which he would have been eligible under Section 5(d) or Section 5(e) hereof, will be eligible for (A) a single lump sum payment equal to eighteen (18) months of Base Salary, without offset for other earnings; (B) a Final Pro-Rated Bonus for the fiscal year in which the Date of Termination occurs, payable at the time bonuses are paid generally; (C) health and dental plan premium payments (or, as applicable, reimbursements) on the same terms and conditions applicable in the event of a termination other than for Cause or for Good Reason prior to a Change of Control; and (D) any Housing Allowance due to him in accordance with Section 4(a)(ii) hereof and this clause (D), which Housing Allowance will be payable on a monthly basis until the expiration of twelve (12) months following the Date of Termination or March 1, 2013, whichever occurs first, with the first payment being made on the sixtieth (60th) day after the Date of Termination (subject to Section 5(h) hereof), but with the first payment being retroactive to the month immediately following the month in which the Date of Termination occurred.

(h) Conditions. The Executive’s eligibility to receive and retain any “Post-Employment Compensation” (meaning any and all compensation, of any kind, provided in accordance with the applicable provision of Section 5 of this Agreement in connection with or following termination of employment, exclusive of Final Compensation) is subject to full satisfaction of all of the following as well as (A) the covenant of confidentiality set forth in Section 7 below and (B) the assignment of rights to Intellectual Property (as hereafter defined) set forth in Section 8 below, but with the express understanding and agreement of the parties that the Executive is free to elect not to comply with clause (i) below and is free not to forbear from competition or solicitation as set forth in clauses (ii), (iii) and (iv) immediately below, but that his right to any Post-Employment Compensation under this Agreement is expressly conditioned on compliance with said clause (i) and the forbearance required under all of said clauses (ii), (iii) and (iv), as well as his full satisfaction of his obligations under the covenant of confidentiality and assignment of rights to Intellectual Property (which obligations are not optional and shall survive any termination, howsoever occurring). The conditions to receipt of Post-Employment Compensation are as follows:

(i) The Executive’s execution and return, to the person designated by the Company to receive notices on its behalf in accordance with Section 18 hereof, of a timely and effective release of claims in the form attached hereto and marked Exhibit A (“Release of Claims”), within the time period specified therein. The Release of Claims creates legally binding obligations and the Company therefore advises the Executive to consult an attorney before signing it. Notwithstanding any other provision of this Agreement, (A) the Company shall not be required to make any payment of Post-Employment Compensation unless and until a Release of Claims has been executed by such holder and delivered to the Company, and the Release of Claims has become irrevocable, all within sixty (60) days following the Date of Termination; and (B) without limiting the generality of the foregoing, the Company shall not be or become obligated to make any such payment unless a Release of Claims is so executed and delivered and the Release of Claims has become irrevocable before the expiration of such 60-day period. The foregoing provisions relating to a Release of Claims and any other provisions herein relating to a Release of Claims are not in limitation of any claims provisions contained in the LLC Agreement and the provisions of the LLC Agreement relating to releases shall apply in accordance with their terms.

(ii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from competition with the business of Easton Sports anywhere in the world where Easton Sports is doing business, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise. Specifically, but without limiting the foregoing, in order to satisfy this condition, the Executive must forbear from engaging in any activity that is competitive, or is in preparation to engage in competition, with the business of Easton Sports and further the Executive must forbear from working or providing services, in any capacity, whether as an employee, independent contractor or otherwise, whether with or without compensation, for or to any person or entity engaged in the business of Easton Sports. Solely for purposes of this Section 5(h)(ii), the business of Easton Sports shall only mean sporting hard goods in baseball, hockey and lacrosse. For illustrative purposes only, competitors of Easton Sports on the date of this Agreement include Bauer Hockey, Inc., Rawlings Sporting Goods Company, Inc., Warrior Sports and Wilson Sporting Goods Co. and their respective subsidiaries. The foregoing condition, however, shall not fail to be met solely due to the Executive’s passive ownership of less than 3% of the equity securities of any publicly traded company. Notwithstanding the foregoing, (A) the Executive may accept employment in a division or affiliate of a company if such division or affiliate is not engaged in the business of Easton Sports notwithstanding that another division or affiliate of such company is engaged in a business competitive with the business of Easton Sports, or (B) the Executive may accept employment as a senior staff officer of a company, a division or affiliate of which is or may be engaged in the business of Easton Sports, provided that in case of either (A) or (B) the Executive causes such company to provide reasonable assurances to the Company that the Executive will be separated from such competitive division or affiliate, and such competitive division or affiliate will not have access to the Executive’s knowledge of the business of the Company.

(iii) Forbearance by the Executive for eighteen (18) months following the Date of Termination from any direct or indirect solicitation or encouragement of any of the Customers of Easton Sports to terminate or diminish their relationship with Easton Sports and from any direct or indirect solicitation or encouragement of any of the Customers or Prospective Customers of Easton Sports to conduct with himself or any other Person (as defined in Section 13 hereof) any business or activity which such Customer or Prospective Customer conducts or could conduct with Easton Sports. For purposes of this Section 5(h), a “Customer” is a person or entity which was such at any time during the twelve (12) months prior to the Date of Termination and a “Potential Customer” is a person or entity contacted by the Easton Sports to become such at any time within twelve (12) months prior to the Date of Termination other than by general advertisement, provided, in each case, that the Executive had contact with such Customer or Potential Customer through his employment or other associations with Easton Sports or had access to Confidential Information that would assist in his solicitation of such Customer or Potential Customer in competition with Easton Sports.

(iv) Forbearance by the Executive for eighteen (18) months following the Date of Termination from directly or indirectly hiring or otherwise engaging the services of any employee, independent contractor or other agent providing services to the Company or any of its Immediate Affiliates and from soliciting any such employee, independent contractor or agent to terminate or diminish his/her/its relationship with the Company or any of its Immediate Affiliates. For purposes of this Section 5(h), an employee, independent contractor or agent means any Person who was performing services for the Company or any of its Immediate Affiliates in such capacity at any time during the twelve (12) months immediately preceding the Date of Termination.

(i) Timing of Payments. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s separation from service the Executive is a “specified employee,” as hereinafter defined, no payment shall be made to the Executive before the date which is six (6) months after he separates from service (within the meaning of Section 409A), except to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulations 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in 1.409A-l(b)(9)(iii)), benefits which qualify as excepted welfare benefits pursuant to Section 409A, or other amounts or benefits that are not subject to the requirements of Section 409A. For purposes of this Section, “separation from service” shall be determined in a manner consistent with subsection (a)(2)(A)(i) of Section 409A and the term “specified employee” shall mean an individual determined by the Company to be a specified employee as defined in subsection (a)(2)(B)(i) of Section 409A.

(j) Mitigation and Set Off. In order to be eligible to receive and retain any Post-Employment Compensation payable to him under this Section 5, the Executive shall not be required to (x) mitigate (by seeking any other employment, self employment or any other income producing pursuit) any Post-Employment Compensation or (y) set off against any Post-Employment Compensation, any compensation for other employment, consultancy or unemployment benefits received while he is receiving Post-Employment Compensation hereunder.

6. Effect of Termination. The provisions of this Section 6 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 5 or otherwise.

(a) Provision by the Company of Final Compensation, if any, to which the Executive is entitled and Post-Employment Compensation, if any, which the Executive earns under the applicable termination provision of Section 5 shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment by the Company; provided, however, that nothing contained herein shall affect the Executive’s rights to receive distributions of any vested benefits under any 401(k) plan or any other savings or retirement plan in accordance with the terms of such plans. The Executive shall promptly give the Company notice of all facts necessary for the Company to determine the amount and duration of its obligations in connection with any termination pursuant to Section 5 hereof.

(b) Except for health and dental plan participation continued in accordance with COBRA, the Executive’s participation in Employee Benefit Plans shall terminate pursuant to the terms of the applicable Plan Documents based on the Date of Termination without regard to any Post-Employment Compensation earned by the Executive following the Date of Termination.

(c) Provisions of this Agreement shall survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation the conditions to receipt of Post-Employment Compensation set forth in Section 5(h) and the obligations of the Executive under Sections 7 and 8 hereof. The Executive recognizes that, except as expressly provided in Section 5(d) and 5(e) with respect to Post-Employment Compensation earned in accordance with Section 5(h), or as expressly provided in Section 5(f) with respect to Base Salary for any notice period waived, no compensation is earned after termination of employment.

7. Confidential Information.

(a) The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information (as defined in Section 13 hereof); that the Executive may develop Confidential Information for the Company or its Affiliates; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law or for the proper performance of his duties and responsibilities to the Company and its Affiliates, any Confidential Information obtained by the Executive incident to his employment or other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after his employment terminates, regardless of the reason for such termination.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. The Executive shall safeguard all Documents and shall surrender to the Company at the time his employment terminates, or at such earlier time or times as the Board or its designee may specify, all Documents and all other property of the Company and its Affiliates then in the Executive’s possession or control.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 13 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertain to the business of the Company or any of its Affiliates or are suggested by any work performed by the Executive for the Company or any of its Affiliates or make use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company or its applicable Affiliate.

9. Restricted Activities. The Executive agrees that certain restrictions on his activities during his employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company, the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates anywhere in the world or undertake any planning for competition with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment or to provide services in any capacity to a Person which is a competitor of the Company or any of its Affiliates.

(b) The Executive agrees that, while he is employed by the Company, and excluding any activities undertaken on behalf of the Company or any of its Affiliates in the course of his duties, he will not hire or attempt to hire any employee of the Company or any of its Affiliates; assist in such hiring by any Person; encourage any such employee to terminate his or her relationship with the Company or any of its Affiliates; or solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or solicit or encourage any customer or potential customer of the Company or any of its Affiliates to conduct with any Person any business or activity which such customer or potential customer conducts or could conduct with the Company or any of its Affiliates.

(c) The Executive agrees that during his employment by the Company he shall not publish any work that disparages the Company or any of its Affiliates, their management or their business or the Products.

10. Enforcement of Covenants. The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Sections 7, 8 and 9 hereof. The Executive agrees that those restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Sections 7, 8 or 9 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 7, 8 or 9 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

11. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. To the extent that any conflicts exist or arise between the terms of this Agreement and the terms of any other agreement that the Executive may enter into with the Company, the provisions of this Agreement shall govern.

12. Indemnification. The Company shall indemnify the Executive to the fullest extent permitted by applicable law. Executive’s right to indemnification shall include the right to be paid by the Company the expenses incurred in defending any covered proceeding in advance of its final disposition, provided that Executive shall repay any advanced amounts if it shall be ultimately determined that the Executive is not entitled to be indemnified for such expenses under this Agreement or otherwise (whether because of Executive’s breach of this Agreement or for Executive’s conduct constituting Cause hereunder). The Executive agrees promptly to notify the Company of any actual or threatened claim arising out of or as a result of his employment or offices with the Company or any of its Affiliates.

13. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the entity specified, where control may be by management authority or equity interest.

(b) “Change of Control” shall mean the occurrence of (i) any change in the ownership of the capital equity of the Parent, if, immediately after giving effect thereto, (A) the Investors (as defined below) and their Affiliates will hold, directly or indirectly, less than 50% of the number of Common Units held by the Investors and their Affiliates as of the date immediately prior to such Change of Control, or (B) any Person (as defined within this paragraph) other than the Investors and their Affiliates will hold, directly or indirectly, greater than 50% of the number of outstanding Common Units of the Parent; or (ii) any sale or other disposition of all or substantially all of the assets of the Parent (including, without limitation, by way of a merger or consolidation or through the sale of all or substantially all of the stock or membership interests of its subsidiaries or sale of all or substantially all of the assets of the Parent and its direct and indirect subsidiaries, taken as a whole) to another Person (the “Change of Control Transferee”) if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the power to elect a majority of the members of the board of managers or board of directors (or other similar governing body) of the Change of Control Transferee. For purposes of this Section 13(b): A “Person” shall have the meaning ascribed to that term in section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 and “Investors” shall mean all Unit-holders of the Parent as of the date of this Agreement, including without limitation Fenway Partners, Inc., American Capital Strategies Ltd., Antares Capital Corporation, Bell Sports Holdings, LLC, Bell Sports 2001, LLC, Bell Sports 2001 Coinvestors, LLC and Bell Sports 2001 Investments, LLC.

(c) “Confidential Information” shall mean any and all information of the Company and its Affiliates that is not generally known by those with whom the Company or any of its Affiliates competes or does business, or with whom the Company or any of its Affiliates plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company and its Affiliates, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company and its Affiliates, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers and prospective customers of the Company and its Affiliates and (vi) the persons and entities with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company or any of its Affiliates may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed. Confidential Information does not include information that enters the public domain, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company or one of its Affiliates.

(d) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation earned but not used through the Date of Termination, (iii) any Annual Bonus earned but unpaid for the fiscal year preceding that in which the Date of Termination occurs and (iv) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses and required substantiation and documentation are submitted prior to, or within sixty (60) days following, the Date of Termination and that such expenses are reimbursable under Company policy.

(e) “Immediate Affiliates” of the Company are its direct and indirect subsidiaries, its direct and indirect parents and their other direct and indirect subsidiaries (excluding the Company itself).

(f) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement and as provided by Section 2870 of the California Labor Code, the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of the Immediate Affiliates to which the Executive has access as a result of his employment, unless such invention relates at the time of conception or reduction to practice of the invention (i) to the business of the Company or such Immediate Affiliate, (ii) to the actual, or demonstrably anticipated research or development of the Company or of any Immediate Affiliates to which the Executive has access as a result of his employment or (iii) results from any work performed by the Executive for the Company.

(g) Other than for purposes of Section 13(b) above, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(h) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

14. Withholding. Except as otherwise provided herein, all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

15. Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this. Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This

Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

16. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

18. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to it c/o Timothy P. Mayhew, Fenway Partners, LLC, 152 W. 57th St., 59th Floor, New York, NY 10019 or to such other address as either party may specify by notice to the other actually received.

19. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements, whether written or oral, between the Company and the Executive with respect to the Executive’s employment and all related matters.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

21. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

23. Governing Law. This is a California contract and shall be construed and enforced under and be governed in all respects by the laws of the State of California, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of California, except to the extent preempted by federal law.

24. Arbitration; Attorneys’ Fees. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach hereof, shall be settled by arbitration administered by the American Arbitration Association (“AAA”) and a neutral arbitrator mutually acceptable to the Executive and the Company will be selected in a manner consistent with the AAA’s Employment Arbitration Rules and Mediation Procedures. The arbitration shall be held in Los Angeles, California unless the parties mutually agree to have the arbitration held elsewhere, and judgment upon the award made therein may be entered by any court having jurisdiction thereof. The arbitration proceedings will allow for discovery according to the rules set forth in the AAA’s Employment Arbitration Rules and Mediation Procedures. The arbitrator shall issue a written decision on the merits. The arbitrator shall also have the power to award any remedies, including attorneys’ fees and costs, available under applicable law and the prevailing party in any dispute, controversy or claim arising out of or relating to this Agreement shall be entitled to recover its reasonable costs and attorneys’ fees. The arbitrator shall administer and conduct any arbitration in a manner consistent with the Federal Arbitration Act (“FAA”) and to the extent that the AAA’s Employment Arbitration Rules and Mediation Procedures conflict with the FAA, the FAA shall take precedence. Nothing contained in this Section 24 shall be construed to limit or preclude a party from bringing any action in any court of competent jurisdiction for injunctive or other provisional relief to compel another party hereto to comply with its obligations under this Agreement prior to or during the pendency of any arbitration proceedings or to enforce a decision of the arbitrator.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY: EASTON-BELL SPORTS, INC.

/s/ Chris Zimmerman	By:
Chris Zimmerman
Name:

Title:

Easton-Bell Sports, LLC shall be a party to this Agreement, but solely for the purposes of Section 4(c) hereof.

EASTON-BELL SPORTS, LLC

By:

Name:

Title:

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY: EASTON-BELL SPORTS, INC.

	By:	/s/ Paul E. Harrington
Chris Zimmerman
	Name:	Paul E. Harrington

	Title:	President and CEO

Easton-Bell Sports, LLC shall be a party to this Agreement, but solely for the purposes of Section 4(c) hereof.

EASTON-BELL SPORTS, LLC

By:	/s/ Mark Tripp

Name:	Mark Tripp

Title:	Chief Financial Officer

EXHIBIT A

RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the Post-Employment Compensation that I am eligible to earn following the termination of my employment, as that term is defined in the employment agreement between me and Easton-Bell Sports, Inc. (the “Company”) dated as of the 1st day of March, 2010 (the “Agreement”), which is conditioned, inter alia, on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge the Company and its Affiliates (as that term is defined in the Agreement) and all of their respective past, present and future officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, collectively, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including without limitation any causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its Affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act and the fair employment practices laws of the state or states in which I have been employed by the Company or any of its Affiliates, each as amended from time to time (all of the foregoing, in the aggregate, “Claims”).

In signing this Release of Claims, I expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542, which Section states as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Released, I expressly acknowledge that this Release of Claims is intended to include in its effect, without limitation, all Claims which I do not know or suspect to exist in my favor at the time of execution hereof, and that this Release of Claims contemplates the extinguishment of all such Claims.

Excluded from the scope of this Release of Claims is (i) any claim arising under the terms of the Agreement after the effective date of this Release of Claims, (ii) any right of indemnification by or contribution from the Company that I am entitled to, including without limitation any such right pursuant to the Articles of Incorporation or By-Laws of the Company or

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any of its Immediate Affiliates (as that term is defined in the Agreement), (iii) any right to payment under the LLC Agreement (as that term is defined in the Agreement) and (iv) Executive’s rights to receive distributions of any vested benefits under any 401(k) plan or any other savings or retirement plan in accordance with the terms of such plans.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as the Company may specify) from the date my employment with the Company terminates, before signing, dating and returning this Release of Claims to the Company c/o Timothy P. Mayhew, Fenway Partners, LLC, 152 W. 57th St., 59th Floor, New York, NY 10019, or to such other address as the Company may specify. I also acknowledge that I am advised by the Company and its Affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Agreement.

I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Company c/o Timothy P. Mayhew, Fenway Partners, LLC, 152 W. 57th St., 59th Floor, New York, NY 10019, or to such other address as the Company party may specify and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:

Date Signed:

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